                                                                     Exhibit 1.1
                            AMTROL ACQUISITION, INC.

                               PLACEMENT AGREEMENT



                                                                November 7, 1996



Morgan Stanley & Co. Incorporated
BT Securities Corporation
c/o Morgan Stanley & Co. Incorporated
    1585 Broadway
    New York, NY 10036

Dear Sirs and Mesdames:

          AMTROL Acquisition, Inc., a Rhode Island corporation ("Acquisition"), proposes to issue and sell to you (the "Managers") and the other several purchasers named in Schedule I hereto (collectively with the Managers, the "Purchasers") $115,000,000 principal amount of its 10-5/8% Senior Subordinated Notes Due 2006 (the "Securities") to be issued pursuant to the provisions of an Indenture dated as of November 1, 1996 (the "Indenture"), between Acquisition, as issuer, and The Bank of New York, as Trustee (the "Trustee").

          The Securities will be offered without being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on exemptions therefrom.

          Immediately prior to or concurrent with the consummation of the sales of the Securities, pursuant to a Merger Agreement dated as of August 28, 1996 (the "Merger Agreement") among AMTROL Holdings, Inc., a Delaware corporation ("Holdings"), Acquisition and AMTROL Inc., a Rhode Island corporation (the "Company"), Acquisition will merge with and into the Company (the "Merger"), and the Company will be the surviving corporation.

          As a result of the Merger, all of Acquisition's obligations under this Agreement, the Registration Agreement (as defined herein), the Credit Agreement (as defined herein), the Indenture and the Securities will, by operation of law, become obligations of the Company and, in connection with the Merger, the Company will enter into a supplemental


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                                                                               2

indenture relating to the Indenture (the "Supplemental Indenture").

          It is understood that, in connection with the Merger, Acquisition, the lenders named therein and Bankers Trust Company, as administrative agent, and Morgan Stanley Senior Funding, Inc., as documentation agent, will enter into a credit agreement (the "Credit Agreement").

          In connection with the sale of the Securities, Acquisition has prepared a preliminary private placement memorandum dated October 21, 1996 (the "Preliminary Memorandum") and will prepare a final private placement memorandum (the "Final Memorandum" and, with the Preliminary Memorandum, each a "Memorandum") setting forth or including a description of the terms of the Securities, the terms of the offering, a description of the Company and any material developments relating to the Company occurring after the date of the most recent financial statements included therein.

          1. REPRESENTATIONS AND WARRANTIES. Acquisition represents and warrants to, and agrees with, each of the Purchasers that as of the date hereof:

          (a) The Preliminary Memorandum does not contain and the Final Memorandum will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section l(a) do not apply to statements or omissions in either Memorandum based upon information relating to any Purchaser furnished to Acquisition in writing by such Purchaser through you expressly for use therein.

          (b) Each of Acquisition and the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on Acquisition or on the Company and its subsidiaries, taken as a whole.

          (c) Each "significant subsidiary" (within the meaning of Rule 1-02 of Regulation S-X) of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. The Company's only significant subsidiaries are American Granby, Inc. and Water Soft Inc.

          (d) Each of this Agreement and the Registration Agreement, dated of even date herewith, between Acquisition and the Purchasers (the "Registration Agreement"), has been duly authorized, executed and delivered by Acquisition.

          (e) The Securities have been duly authorized by Acquisition and, when executed, authenticated and delivered by Acquisition in accordance with the terms of the Indenture and paid for by the Purchasers in accordance with the terms of this Agreement, will be entitled to the benefits of the Indenture and will be valid and binding obligations of Acquisition (and, after the Merger, the Company) enforceable in accordance with their terms, except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and
     (y) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability.

          (f) The Indenture has been duly authorized by Acquisition and, when executed and delivered by Acquisition and the Trustee, will be, a valid and binding agreement of Acquisition (and, after the Merger, the Company), enforceable in accordance with its terms except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (y) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability.

          (g) The Merger Agreement has been duly authorized, executed and delivered by each of Acquisition, Holdings and the Company. The Merger Agreement is a valid and binding agreement of each of Acquisition, Holdings and the Company, enforceable as to each in accordance with its terms except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (y) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability.

          (h) The Credit Agreement has been duly authorized by Acquisition and, as of the Closing Date, will have been executed and delivered by Acquisition. The Credit Agreement will be when so executed and delivered, a valid and binding agreement of Acquisition (and, after the Merger, the Company), enforceable in accordance with its terms except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (y) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability.

          (i) Neither the execution and delivery by Acquisition of, and the performance by Acquisition (and, after the Merger, the Company) of its obligations under, this Agreement, the Registration Agreement, the Merger Agreement, the Indenture, the Securities and the Supplemental Indenture nor the consummation of the Merger will contravene (i) the articles of incorporation or by-laws of Acquisition or the Company or (ii) any agreement or other instrument binding upon Acquisition or the Company or any of its subsidiaries or (iii) any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Acquisition or the Company or its subsidiaries, except, in the case of clause (ii) or (iii), contraventions which would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by Acquisition or the Company of their respective obligations (both before and after the Merger) under this Agreement, the Registration Agreement, the Merger Agreement, the Indenture, the Securities or the Supplemental Indenture, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities or such the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. Each of Acquisition and the Company has, subject to shareholder approval, full power and authority to consummate the Merger.

          (j) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Preliminary Memorandum.

          (k) There are no legal or governmental proceedings pending or, to the knowledge of Acquisition or the Company, threatened to which Acquisition or the Company or any of its subsidiaries is a party or to which any of the properties of Acquisition or the Company or any of its subsidiaries is subject other than proceedings disclosed in each Memorandum and proceedings that would not have a material adverse effect on Acquisition or the Company and its subsidiaries, taken as a whole, or on the power or ability of Acquisition or the Company to perform their respective obligations (both before and after the Merger) under this Agreement, the Registration Agreement, the Merger Agreement, the Indenture, the Securities or the Supplemental Indenture or to consummate the Merger and the other Transactions (as defined in the Final Memorandum) contemplated by the Final Memorandum.

          (l) Neither Acquisition, the Company nor any of their respective affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, an

     "Affiliate") has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act), or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (m) Acquisition (and, after the Merger, the Company) is not, and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum, will not be, an "investment company" or an entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

          (n) It is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

          (o) Except as described in the Final Memorandum, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses (collectively "Environmental Permits") and (iii) are in compliance with all terms and conditions of all Environmental Permits except where any noncompliance with Environmental Laws, failure to receive Environmental Permits or failure to comply with the terms and conditions of such Environmental Permits would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          (p) Except as described in the Final Memorandum, there are no costs or liabilities associated with or arising from the application of Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Environmental Permits, any related constraints on operating activities and any potential liabilities to third parties, including governmental authorities) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          (q) Acquisition has delivered to the Purchasers true and correct copies of the Merger Agreement in the form as originally executed, and there have been no amendments or waivers thereto or in the exhibits or schedules thereto other than those as to which the Purchasers shall have been advised.

          (r) Each of Acquisition and the Company has complied with all provisions of Section 517.075, Florida Statutes (Chapter 92-198, Laws of Florida) relating to doing business with the Government of Cuba or with any person or affiliate located in Cuba.

          (s) None of Acquisition, the Company, their respective Affiliates or any person acting on its or their behalf (other than the Purchasers) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act ("Regulation S")) with respect to the Securities, and Acquisition, the Company and their respective Affiliates and any person acting on its or their behalf (other than the Purchasers) have complied with the offering restrictions requirement of Regulation S.

          (t) Acquisition has no subsidiaries and has conducted no business prior to the date hereof other than in connection with the transactions contemplated by this Agreement and the Final Memorandum, including the Merger.

          2. OFFERING. You have advised Acquisition that the Purchasers will make an offering of the Securities purchased by the Purchasers hereunder on the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

          3. PURCHASE AND DELIVERY. Acquisition hereby agrees to sell to the several Purchasers, and each Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from Acquisition, the respective principal amount of Securities set forth in Schedule I hereto opposite their names at a purchase price of 96.5% of the principal amount thereof plus accrued interest, if any, from November 13, 1996, to the date of payment and delivery.

          Payment for the Securities shall be made in Federal or other funds immediately available in New York City against delivery of the Securities for the respective accounts of the several Purchasers at 10:00 a.m., local time, on November 13, 1996, or at such other time on the same or such other date, not later than November 15, 1996, as shall be designated in writing by you. The time and date of such payment are herein referred to as the "Closing Date".

          Certificates for the Securities shall be in definitive form and registered in such names and in such denominations as you shall request in writing not less than one full business day prior to the Closing Date. The certificates evidencing the Securities shall be delivered to you on the Closing Date, for the respective accounts of the several Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Purchasers duly paid, against payment of the purchase price therefor.

          4. CONDITIONS TO THE PURCHASERS' OBLIGATIONS. The several obligations of the Purchasers under this Agreement to purchase the Securities will be subject to the following conditions:

          (a) Subsequent to the date of this Agreement and prior to the Closing Date,

               (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

               (ii) there shall not have occurred any change, or any development involving a prospective change, in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Preliminary Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

          (b) You shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of Acquisition, to the effect set forth in clause (a)(i) and (ii) above and to the effect that the representations and warranties of Acquisition contained in this Agreement are true and correct as of the Closing Date and that Acquisition has complied with all of the agreements and satisfied all the conditions on its part to be performed or satisfied on or before the Closing Date.

          (c) You shall have received on the Closing Date an opinion of Hinckley, Allen & Snyder, counsel to the Company, dated the Closing Date, that the Merger Agreement and the Merger have been duly and validly approved by the stockholders of the Company in accordance with the laws of the state of Rhode Island and the Company's articles of incorporation.

          (d) You shall have received on the Closing Date an opinion of Simpson Thacher & Bartlett, independent counsel to Acquisition, dated the Closing Date, to the effect set forth in Exhibit A; PROVIDED, HOWEVER, that any of the opinions set forth in Exhibit A with respect to the Company may be given by Hinckley, Allen & Snyder.

          (e) You shall have received on the Closing Date an opinion of Cravath, Swaine & Moore, counsel to the

     Purchasers, dated the Closing Date, to the effect set forth in Exhibit B.

          (f) You shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof and the Closing Date, as the case may be, in form and substance satisfactory to you, from Arthur Andersen LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information, including the pro forma financial information, contained in the Final Memorandum as identified by you; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

          (g) Prior to or concurrently with the issue and sale of the Securities by Acquisition, the Merger shall be consummated on terms that conform in all material respects to the Merger Agreement and the Purchasers shall have received true and correct copies of all documents pertaining thereto and evidence reasonably satisfactory to the Purchasers of the consummation thereof.

          (h) Prior to or concurrently with the issue and sale of the Securities by Acquisition, Acquisition shall have entered into the Credit Agreement and the initial borrowings thereunder shall have occurred. The Purchasers shall have received conformed counterparts thereof and all other documents and agreements entered into and received thereunder in connection with the closing of the Credit Agreement. There shall exist at and as of the Closing Date (after giving effect to the transactions contemplated by this Agreement and the Merger Agreement) no condition that would constitute a default (or an event that with notice or lapse of time or both would constitute a default) under the Credit Agreement.

          5. COVENANTS OF ACQUISITION. In further consideration of the agreements of the Purchasers contained in this Agreement, Acquisition covenants with each Purchaser as follows:

          (a) To furnish to you, without charge, during the period mentioned in paragraph (c) below, as many copies


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                                                                              11

     of the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

          (b) Before amending or supplementing the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

          (c) If, during the period after the date hereof and prior to the date on which all the Securities shall have been sold by the Purchasers, any event shall occur or condition exist as a result of which it is necessary in your judgment to amend or supplement the Final Memorandum in order to make the statements therein, in light of the circumstances when such Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel to the Purchasers it is necessary to amend or supplement such Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Purchasers, either amendments or supplements to such Memorandum so that the statements in such Memorandum as so amended or supplemented will not, in light of the circumstances when such Memorandum is delivered to a purchaser, be misleading or so that such Memorandum, as so amended or supplemented, will comply with applicable law.

          (d) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; PROVIDED, HOWEVER, that neither Acquisition nor the Company shall not be required to (i) qualify generally or as a foreign corporation to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject.

          (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the fees, disbursements and expenses of Acquisition's and the Company's counsel and accountants and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Purchasers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Purchasers, including any transfer or other taxes payable thereon,
     (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 5(d) hereof, including filing fees and the reasonable fees and disbursements of counsel to the Purchasers in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) any fees charged by rating agencies for the rating of such Securities, (v) all fees and expenses, in any, incurred in connection with the admission of such Securities for trading in PORTAL, (vi) 50% of the chartered airplane used in connection with the road show, (vii) all document production charges and expenses of counsel to the Purchasers (but not including their fees for professional services) in connection with the preparation of this Agreement and (viii) all other costs and expenses incident to the performance of the obligations of Acquisition or the Company hereunder for which provision is not otherwise made in this Section.

          (f) Neither Acquisition, the Company nor any of their respective Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

          (g) Neither Acquisition, the Company nor any of their respective Affiliates will solicit any offer to buy or offer to sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (h) While any of the Securities remain outstanding, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

          (i) To include in each Memorandum information substantially in the form set forth in Exhibit C.

          (j) To use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

          (k) None of Acquisition, the Company, their respective Affiliates or any person acting on its or their behalf (other than the Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S of the Securities Act) with respect to the Securities, and Acquisition, the Company, their respective Affiliates and each person acting on its or their behalf (other than the Purchasers) will comply with the offering restrictions of Regulation S.

          (l) To use the net proceeds from the sale of the Securities as described in the Final Memorandum.

          6. OFFERING OF THE SECURITIES; RESTRICTIONS ON TRANSFER. (a) Each Purchaser, severally and not jointly, represents and warrants that such Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Purchaser, severally and not jointly, agrees with Acquisition that (i) it will not solicit offers for, or offer or sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States (1) QIBs or (2) other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act ("institutional accredited investors") that, prior to their purchase of the Securities, deliver to such Purchaser a letter containing the representations and agreements set forth in Appendix A to the Final Memorandum and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers", which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) that, in each case, in purchasing the Securities are deemed to have represented and agreed as provided in Exhibit C.

          (b) Each Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

          (i) it understands that no action has been or will be taken in any jurisdiction by Acquisition or the Company that would permit a public offering of the Securities, or possession or distribution of either Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

          (ii) it will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes either Memorandum or any such other material, in all cases at its own expense;

          (iii) the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

          (iv) it has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, in each case only in accordance with Rule 903 of Regulation S or (C) pursuant to another exemption from the registration requirements of the Securities Act. Accordingly, neither such Purchaser, its Affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the

     Securities, and such Purchaser, its Affiliates and any such persons has complied and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities;

          (v) it represents and, during the period of six months from the date hereof, agrees that (1) it has not offered or sold and will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Securities if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions)
     Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on;

          (vi) it understands that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees that it will not offer or sell, any Securities, directly or indirectly, in Japan or to or from any resident of Japan except (A) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (B) in compliance with any other applicable requirements of Japanese law; and

          (vii) it agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases

     Securities from it during the restricted period a confirmation or notice to substantially the following effect:

               "The securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing of the offering, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this Section 6 have the meanings given to them by Regulation S.

          7. INDEMNITY AND CONTRIBUTION. (a) Acquisition (and, after the Merger, the Company) agrees to indemnify and hold harmless each Purchaser, and each person, if any, who controls any Purchaser within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with, or is controlled by, such Purchaser, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if Acquisition shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Purchaser furnished to Acquisition in writing by such Purchaser through you expressly for use therein; PROVIDED that the foregoing indemnity with respect to any Preliminary Memorandum shall not inure to the benefit of any Purchaser from whom the person asserting any such losses, claims, damages or liabilities purchased Securities, or any person controlling such Purchaser, if it is established that a copy of the Final Memorandum (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of the Purchasers to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Securities to such person, and if the Final Memorandum (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability, unless such failure was the result of noncompliance by Acquisition with Section 5(a) hereof.

          (b) Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless Acquisition (and, after the Merger, the Company), its directors, its officers and each person, if any, who controls Acquisition (and, after the Merger, the Company) within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Acquisition (and, after the Merger, the Company) to the Purchasers, but only with reference to information relating to such Purchaser furnished to Acquisition in writing by such Purchaser through you expressly for use in either Memorandum or any amendments or supplements thereto.

          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate because of actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for (i) all Purchasers and all persons, if any, who control any Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and (ii) Acquisition (or, after the Merger, the Company), its directors, its officers and each person, if any, who controls Acquisition (or, after the Merger, the Company) within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Purchasers and such control persons of the Purchasers, such firm shall be designated in writing by Morgan Stanley & Co. Incorporated. In the case of any such separate firm for Acquisition (or, after the Merger, the Company), and such directors, officers and control persons of Acquisition (or, after the Merger, the Company), such firm shall be designated in writing by Acquisition (or, after the Merger, the Company). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          (d) To the extent the indemnification provided for in paragraph (a) or (b) of this Section 7 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by Acquisition and the Company on the one hand and the Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of such Securities (before deducting expenses) received by Acquisition and the Company and the total discounts and commissions received or realized by the Purchasers in respect thereof, in each case as set forth in the Final Memorandum, bear to the aggregate offering price of such Securities. The relative fault of Acquisition and the Company on the one hand and of the Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Acquisition and the Company or by the Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Purchasers' respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective amount of Securities they have purchased hereunder, not joint.

          (e) Acquisition (and, after the Merger, the Company) and the Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by PRO RATA allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) of this Section 7. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (f)  The indemnity and contribution provisions contained in this
Section 7 and the representations, warranties and other statements of Acquisition contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Purchaser or any person controlling such Purchaser or by or on behalf of Acquisition or the Company, their respective officers or directors or any person controlling Acquisition or the Company and (iii) acceptance of and payment for any of the Securities. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

          8. TERMINATION. This Agreement shall be subject to termination by notice given by you to Acquisition, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc. (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses (a)(i) through (iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

          9. EFFECTIVENESS; DEFAULTING PURCHASERS. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

          If, on the Closing Date, any one or more of the Purchasers shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Purchaser or Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Purchaser or Purchasers agreed but failed or refused to purchase on such date; PROVIDED that in no event shall the principal amount of Securities that any Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Purchaser. If, on the Closing Date, any one or more of the Purchasers shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Purchaser or Purchasers agreed but failed or refused to purchase is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you and Acquisition for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Purchaser or of Acquisition. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Purchaser from liability in respect of any default of such Purchaser under this Agreement.

          If this Agreement shall be terminated by the Purchasers, or any of them, because of any failure or refusal on the part of Acquisition to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason Acquisition shall be unable to perform its obligations under this Agreement, Acquisition will reimburse the Purchasers or such Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Purchasers in connection with this Agreement or the offering contemplated hereunder.

          10. COUNTERPARTS. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          11. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Acquisition hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          11. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

          Please confirm your agreement to the foregoing by signing in the space provided below for that purpose and returning to us a copy hereof, whereupon this Agreement shall constitute a binding agreement between us.


                              Very truly yours,

                              AMTROL ACQUISITION, INC.,


                              By: /s/ Anthony D. Tutrone
                                 ---------------------------
                                 Name: Anthony D. Tutrone
                                 Title: Secretary


Accepted as of the date hereof

Morgan Stanley & Co. Incorporated
BT Securities Corporation

Acting severally on behalf of
  themselves and the several
  Purchasers named herein

    By MORGAN STANLEY & CO. INCORPORATED,


       By: /s/ Charles J. Ditkoff
          ---------------------------
          Name: Charles J. Ditkoff
          Title: Vice President